Exhibit 3.1

ARTICLES OF INCORPORATION

OF

EAGLE BANCORP, INC.

(As amended through May 16, 2016)

ARTICLE I.  Name.  The name of the corporation is:

Eagle Bancorp, Inc.

ARTICLE II.  Purpose.  The purpose of the Corporation is to engage in any lawful act or business for which corporations may be formed under the Maryland General Corporation Law.

ARTICLE III.  Capital Stock.  The number of shares of stock of all classes which the Corporation shall have authority to issue is one hundred and one million (101,000,000), one hundred million (100,000,000) of which shall be Common Stock, par value $.01 per share and one million (1,000,000) of which shall be preferred stock, par value $.01 per share, and the aggregate par value of all shares of all classes of stock is $1,010,000.  The Board of  Directors, by action of a majority of the full Board of Directors, shall have the authority to issue the shares of preferred stock from time to time on such terms as it may determine, and to divide the preferred stock into one or more classes or series, and, in connection with the creation of such classes or series to fix by resolution or resolutions the designations, voting powers, preferences, participation, redemption, sinking fund, conversion, dividend, and other optional or special rights of such classes or series, and the qualifications, limitations or restrictions thereof.

ARTICLE IV.  Preemptive Rights.  The holders of the capital stock of the Corporation shall not have any preemptive or preferential rights to purchase or otherwise acquire any shares of any class of capital stock of the corporation, whether now or hereafter authorized, except as the Board of Directors may specifically provide.

ARTICLE V.  Cumulative Voting.  The holders of the capital stock of the Corporation shall not have the right to cumulate votes in the election of directors.

ARTICLE VI.  Limitation of Liability and Indemnification.

(1)  To the full extent permitted by the Maryland General Corporation Law and the Courts and Judicial Proceedings Article, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

(2)  To the full extent permitted and in the manner prescribed by the Maryland General Corporation Law and any other applicable law, the Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding (whether civil, criminal, administrative or investigative, threatened, pending or completed, herein a “proceeding”) by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

(3)  The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any director or officer, and to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2.

(4)  Notwithstanding any other provisions in this Article VI, the Corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the Corporation against reasonable expenses incurred by him in connection with the proceeding.

(5)  The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

(6)  In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Section 2 of this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee.  If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

(7)  The provisions of this Article VI shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption.  No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

(8)  The provisions of this Article VI shall not be exclusive of any other indemnification to which such persons may be entitled under any bylaw, agreement, statute, vote of shareholders or disinterested directors, or otherwise.

(9)  Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

ARTICLE VII.  Registered Office.  The Corporation’s initial registered office shall be located at 8101 Glenbrook Road, Bethesda, Maryland 20814.  The Corporation’s initial registered agent shall be Ronald D. Paul, a citizen and resident of Maryland.

ARTICLE VIII.  Principal Office.  The current address of the principal office of the Corporation is7815 Woodmont Avenue, Bethesda, Maryland 20814.

ARTICLE IX.  Directors.  (a) The number of directors constituting the entire board shall be not less than three (3) nor more than twenty-five (25), the exact number of which as may be fixed from time to time in accordance with the bylaws, provided that the number of directors shall not be reduced so as to shorten the term of any director then in office.

(b) Directors shall be elected by the vote of a plurality of the votes cast in the election of directors, for which purpose unvoted shares and abstentions shall not be counted, provided, however, that if there is an Uncontested Election (hereinafter defined), and a nominee (including a currently serving director nominated for reelection) does not receive a Majority Vote for Election (hereinafter defined) then such nominee shall immediately after the certification of the shareholder vote relating to the election, submit his or her resignation, subject to acceptance or declination by the Board of Directors. Such resignation shall be effective upon the first to occur of: (i) acceptance by the Board of Directors or (ii) 120 days after the date of certification of the shareholder vote relating to the election. An Uncontested Election is defined as any election of directors in which the number of nominees is equal to or less than the number of directors to be elected. A Majority Vote for Election is defined as more votes being cast for such nominee’s election than against such nominee’s election, counting votes against such nominee’s election or for which voting authority for such nominee’s election is expressly withheld, but not including unvoted shares or abstentions. No resignation shall be required to be submitted in the event a nominee does not receive a Majority Vote For Election in an election which is not an Uncontested Election.  The bylaws shall establish procedures relating to the submission, and the acceptance or declination, of such resignations.

ARTICLE X.  Factors to be Considered in Certain Transactions.  In the event the board of directors shall evaluate a business combination or other offer of another party to make a tender or exchange offer for any equity security of the Corporation; merge or consolidate the Corporation with another corporation; purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation; engage in any transaction similar to, or having similar effects as, any of the foregoing (a “business combination”), the directors shall consider, among other things, the following factors:  the effect of the business combination on the corporation and its subsidiaries, and their respective shareholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of the corporation’s capital stock; the relation of the price offered to the current value of the corporation in a freely negotiated transaction and in relation to the directors’ estimate of the future value of the corporation and its subsidiaries as an independent entity or entities; tax consequences of the business combination to the corporation and its shareholders; and such other factors deemed by the directors to be relevant.  In such considerations, the board of directors may consider all or certain of such factors as a whole and may or may not assign relative weights to any of them.  The foregoing is not intended as a definitive list of factors to be considered by the board of directors in the discharge of their fiduciary responsibility to the corporation and its shareholders, but rather to guide such consideration and to provide specific authority for the consideration by the board of directors of factors which are not purely economic in nature in light of the circumstances of the corporation and its subsidiaries at the time of such proposed business combination.